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Exhibit 99.1


NVR, INC. ANNOUNCES 57% INCREASE IN NEW ORDERS FOR THE FIRST QUARTER OF 1998

FOR IMMEDIATE RELEASE                           CONTACT: Paul Columbus
                                                OFFICE: 703/761-2414


April 6, 1998 - McLean, VA - NVR, Inc. (AMEX:NVR) announced today that for the three months ended March 31, 1998, the company had 2,262 new orders, a 57% increase over the 1,445 new orders for the same period 1997. Home settlements for the quarter increased 17% to 1,543 units when compared to the 1,315 units settled in the first quarter of 1997. As a result, the company's backlog of new homes sold but not settled increased 51% by the end of the quarter when compared to March 31, 1997.

NVR also announced that earnings for the first quarter of 1998 would be released on or about April 22, 1998.

NVR, Inc., headquartered in McLean, Virginia, is one of the largest homebuilders in the United States with operations in Virginia, Maryland, Pennsylvania, Ohio, New York, New Jersey, Delaware, North Carolina, South Carolina, and Tennessee.